EXHIBIT 99.1

Contact:	James P. Zeumer
Senior Vice President, Public Affairs, Communications and Investor Relations 480-627-2785
FOR IMMEDIATE RELEASE
ALLIED WASTE REPORTS FIRST QUARTER 2007 RESULTS
Phoenix, AZ — May 1, 2007 — Allied Waste Industries, Inc. (NYSE: AW), a leading waste services company, today reported financial results for its first quarter ended March 31, 2007. Allied Waste highlighted the following information from its reported quarterly financial results:
•	First quarter 2007 diluted earnings from continuing operations of $0.07 per share, inclusive of $26.7 million (after tax), or $0.07 per share, of costs associated with debt refinancings. Excluding these refinancing costs, first quarter diluted earnings* were $0.14 per share. Prior year first quarter earnings were $0.08 per share;

•	Internal revenue growth for the quarter of 3.1%, reflects an average price increase of 5.9%, partially offset by a 2.8% decrease in volume primarily related to roll-off, construction and special waste business;

•	Operating income for the first quarter increased 13.9% to $235 million, compared with $206 million in the prior year; quarterly operating margins expanded by 160 basis points to 16.1%;

•	During the quarter, Allied successfully refinanced $750 million of Senior Notes and the revolving portion of its senior secured credit facility resulting in expected interest savings of approximately $15 million per year.
Results for the first quarter 2007 and all prior periods reflect the sale of Allied Waste’s South Florida operations to Waste Services, Inc. As a result of this transaction, which closed on March 30, 2007, financial results for the South Florida operations are classified as discontinued operations. Allied’s South Florida operations consisted of a collection company, a transfer station and a materials recovery facility that provided services in Miami-Dade County.
“Allied Waste is off to a strong start in 2007, as our results continued to benefit from company initiatives focused on improving profitability and driving better financial returns,” said John Zillmer, Chairman and Chief Executive Officer. “Adjusting for costs associated with our debt refinancings, Allied’s first quarter earnings increased 75% to $0.14 per share. The strength of Allied’s first quarter results put the Company solidly on track with our expected full year outlook.”
Revenue for the first quarter ended March 31, 2007, was $1.46 billion, an increase of $34 million, or 2.4%, from $1.42 billion in the first quarter 2006. The increase in revenue resulted from internal growth of 3.1%, comprised of a 5.9% increase in same store average unit price, including a 0.7% increase associated with a fuel recovery fee, partially offset by a 2.8% decrease in same-store volumes.
“Our first quarter results reflect the strength of the business environment and Allied’s focus on improving pricing, while driving greater efficiencies throughout our operations,” said Donald Slager, President and Chief Operating Officer.
Operating income for the quarter increased 13.9% to $234.9 million, compared with $206.2 million last year. Operating income as a percent of revenue increased 160 basis points to 16.1%, compared with 14.5% for the same period last year, as higher SG&A expenses were partially offset by lower depreciation and amortization costs. Gross profit* for the first quarter 2007 was $525.7 million, up $34.2 million, or 7.0%, over the comparable period last year. Gross profit as a percentage of revenue increased 160 basis points to 36.1%, reflecting the positive impact of higher prices in the period and lower costs resulting from reduced volumes and productivity initiatives that kept year-over-year operating costs comparable at $931 million.

First quarter income from continuing operations, inclusive of refinancing costs, was $34.4 million, compared with $39.9 million in the prior year. The Company incurred refinancing costs of $45.4 million, $26.7 million after tax, for fees and expenses associated with debt refinancings that were completed during the period. These costs were included in interest expense for the period. Excluding the impact of these costs, Allied would have reported income from continuing operations of $61.1 million, or $0.14 per share.
Cash flow from operations in the first quarter 2007 was $113.5 million, compared with $167.6 million in the comparable quarter last year. First quarter 2007 cash flow from operations includes debt refinancing costs and a greater outflow from working capital in comparison with prior year. Free cash flow* for the quarter was a net use of $87.3 million, a slight decrease in the use of cash from the prior year amount of $94.3 million.
Allied Waste has filed supplemental data on Form 8-K that is accessible on the Company’s website or through the SEC EDGAR System.
Allied Waste will host a conference call related to the first quarter results on Tuesday, May 1, 2007, at 5:00 p.m. ET. The call will be broadcast live over the Internet on the Company’s website: www.alliedwaste.com. A replay of the call will be available on the site after the call.
About Allied Waste Industries, Inc.
Allied Waste is America’s second largest non-hazardous solid waste services company and an environmental leader. Headquartered in Phoenix, AZ, Allied Waste provides waste collection, transfer, recycling and disposal services to millions of residential, commercial and industrial customers in over 100 major markets spanning 37 states and Puerto Rico. Our team of 24,000 dedicated employees operates within a highly efficient, integrated organization that generated more than $6 billion of revenue in 2006.
Websites: alliedwaste.com and disposal.com
*Information Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with generally accepted accounting principles (GAAP), the Company also discloses gross profit before depreciation and amortization (revenue less cost of operations) which is used in computing gross margin, operating income before depreciation and amortization, divestitures and impairments, diluted income per share from continuing operations exclusive of debt refinancing costs and free cash flow, which are non-GAAP measures.
We believe that our presentation of gross profit before depreciation and amortization is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including the ability to grow revenue and manage the associated direct costs. While selling, general and administrative costs, depreciation and amortization and gain or loss from divestitures and asset impairments are considered components of operating income under GAAP, management uses gross profit before depreciation and amortization to evaluate business growth and the efficiency of our operations. Following is a reconciliation of gross profit before depreciation and amortization to operating income (in millions):

	Three Months
	Ended March 31,
	2007	2006
Gross profit before depreciation and amortization	$525.7	$491.5
Less: Selling, general and administrative expenses	(162.0)	(144.5)
Less: Depreciation and amortization	(129.7)	(140.8)
Add: Gain from divestitures and asset impairments	0.9	—

Operating income	$234.9	$206.2

We believe that our presentation of operating income before depreciation and amortization, divestitures and impairments is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses are non-cash and primarily represent the allocation of costs associated with long-lived assets acquired or constructed in prior years. Management uses operating income before depreciation and amortization to evaluate the operations of our geographic operating regions. Following is a reconciliation of operating income before depreciation and amortization, divestitures and impairments to operating income (in millions):

	Three Months
	Ended March 31,
	2007	2006
Operating income before depreciation and amortization, divestitures and impairments	$363.7	$347.0
Add: Gain from divestitures and asset impairments	0.9	—

Operating income before depreciation and amortization	364.6	347.0
Less: Depreciation and amortization	(129.7)	(140.8)

Operating income	$234.9	$206.2

We believe our presentation of diluted income per share from continuing operations exclusive of debt refinancing costs provides an understanding of operational activities before the financial impact of refinancing decisions made for the long-term benefit of the company. Management uses this measure, and believes investors find it helpful, in understanding the ongoing performance of operations separate from refinancing charges that have a disproportionate impact on the results for a particular period. Comparable costs have been incurred in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods:

	Three Months
	Ended March 31,
	2007	2006
Diluted income per share from continuing operations	$0.07	$0.08
Add: Debt refinancing costs per share	0.07	—

Diluted income per share from continuing operations exclusive of debt refinancing costs	$0.14	$0.08

Free cash flow is defined as cash flow from operations, including the impact of the change in disbursements account, which is reflected in financing activities, less capital expenditures, plus proceeds from fixed asset sales and transaction related refinancing charges. Management believes the presentation of free cash flow is useful to investors because it allows them to better assess and understand the Company’s ability to meet debt service requirements and the amount of recurring cash generated from operations after expenditures for fixed assets. Free cash flow does not represent the Company’s residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other required expenditures that are not deducted from free cash flow. Free cash flow does not capture debt repayment and/or the receipt of proceeds from the issuance of debt. We use free cash flow as a measure of recurring operating cash flow. The most directly comparable GAAP measure to free cash flow is cash provided by operating activities from continuing operations.
Following is a reconciliation of free cash flow to cash provided by operating activities from continuing operations (in millions):

	Three Months
	Ended March 31,
	2007	2006
Free cash flow	$(87.3)	$(94.3)
Add: Capital expenditures	223.8	195.7
Add: Change in disbursement account	26.2	70.1
Less: Premium on debt repurchases	(45.4)	—
Less: Proceeds from sale of fixed assets	(3.8)	(3.9)

Cash provided by operating activities from continuing operations	$113.5	$167.6

Allied does not intend for these non-GAAP financial measures to be considered in isolation or as a substitute for GAAP measures. Other companies may define these measures differently.
Safe Harbor for Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “outlook,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in these forward looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Forward looking statements in this press release include, among others, statements regarding our ability to remain on track with our full-year outlook, the continued strength of the business environment, our ability to improve pricing and our ability to drive greater efficiencies throughout our operations.
These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially including, without limitation: (1) weakness in the U.S. economy may cause a decline in the demand for the Company’s services (particularly in the commercial and industrial sectors), a decline in the price of commodities sold by us, increased competitive pressure on pricing and generally make it more difficult for us to predict economic trends; (2) we may be impeded in the successful integration of acquired businesses and our market development efforts, which may cause significant increases in our waste disposal expenses; (3) we may be unsuccessful in achieving greater aggregate revenues from price increases; (4) a change in interest rates or a reduction in the Company’s cash flow could impair our ability to service and reduce our debt obligations; (5) volatility in interest rates may, among other things, affect earnings due to our variable interest rate debt and possible mark to market changes on certain interest rate hedges; (6) divestitures by us may not raise funds exceeding financing needed for future acquisitions or may not occur at all; (7) severe weather conditions could impair our operating results; (8) the covenants in our credit facilities and indentures may limit our ability to operate our business; (9) we could be unable to obtain required permits; (10) we may be unable to raise additional capital to meet our operational needs; (11) our ability to service and refinance our debt and operate our business because of our significant leverage; (12) increases in final capping, closure, post-closure, remediation and regulatory compliance costs could result in an increase in our operating costs; (13) we may be unable to obtain financial assurances, including if our bonds are downgraded; (14) the loss of services of any members of senior management may affect our operating abilities; (15) government regulations may increase the cost of doing business; (16) potential liabilities, including the outcome of litigation brought by government agencies, liabilities associated with our acquisitions and hazardous substance and environmental liabilities could increase costs; (17) potential increases in commodity, insurance, oil and fuel prices may make it more expensive to operate our business; (18) potential increases in our operating costs or disruption to our operations as a result of union initiated work stoppages; (19) risks associated with undisclosed liabilities of acquired businesses; (20) the effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities; (21) we may not be able to realize some or all anticipated net benefits associated with the best practice programs; (22) potential earnings volatility resulting from impairment of the Company’s goodwill; (23) changes in internal controls resulting from compliance with the Sarbanes-Oxley Act of 2002 and any associated costs; (24) potential issues arising from changes in accounting estimates and judgments; (25) the outcome of legal or tax proceedings; (26) we may not realize expected benefits from market realization plan and business development plan; (27) our insurance may not be adequate to cover environmental liabilities; (28) new accounting rules may impact earnings; (29) price increases may not be adequate to offset the impact of inflation and business growth on our costs; and, (30) the outcome of examination or administrative review by various federal and state taxing authorities.
Other factors which could materially affect such forward-looking statements can be found in the Company’s periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in Management’s Discussion and Analysis in Allied’s Form 10-K for the year ended December 31, 2006. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in millions, except per share data and percentages)
(unaudited)

	For the Three		For the Three
	Months Ended	% of	Months Ended	% of
	March 31, 2007	Revenues	March 31, 2006 (C)	Revenues
Revenue	$1,456.7	100.0%	$1,422.8	100.0%
Cost of operations	931.0	63.9%	931.3	65.5%
Selling, general and administrative expenses	162.0	11.1%	144.5	10.2%
Depreciation and amortization	129.7	8.9%	140.8	9.8%
Gain from divestitures and asset impairments (A)	(0.9)	(0.0)%	—	—%

Operating income	234.9	16.1%	206.2	14.5%
Interest expense and other (B)	172.4	11.8%	132.5	9.3%

Income before income taxes	62.5	4.3%	73.7	5.2%
Income tax expense	28.2	1.9%	34.2	2.4%
Minority interests	(0.1)	(0.0)%	(0.4)	(0.0)%

Income from continuing operations	34.4	2.4%	39.9	2.8%
Discontinued operations, net of tax (C)	5.5	0.3%	1.3	0.1%

Net income	39.9	2.7%	41.2	2.9%
Dividends on Series C Preferred Stock	—	—%	(5.4)	(0.4)%
Dividends on Series D Preferred Stock	(9.4)	(0.6)%	(9.3)	(0.6)%

Net income available to common shareholders	$30.5	2.1%	$26.5	1.9%

Weighted average common and common equivalent shares	370.4		333.5

Diluted income per share from continuing operations	$0.07		$0.08

Diluted income per share	$0.08		$0.08

(A)	Gain from divestitures and asset impairments for 2007 of $0.9 million (or $0.00 per share) related to asset sales completed as a result of our market rationalization focus.

(B)	Interest expense and other for 2007 includes $45.4 million (or $0.07 per share) related to the write-off of deferred financing costs and premiums paid in conjunction with the early repayment of debt.

(C)	Discontinued operations includes the sale of certain operations in Florida during the first quarter of 2007. The prior period results of operations have been reclassified to include these operations as discontinued operations. Included in the 2007 discontinued operations is $1.7 million of net income and a $3.8 million gain from the sale of those operations.